Exhibit 99.1

Press Release

Triad Guaranty Inc. Reports Second Quarter Loss as Reported Defaults and Foreclosures Continue to Rise

WINSTON-SALEM, N.C., August 4, 2008 — Triad Guaranty Inc. (NASDAQ GS: TGIC) today reported a net loss for the quarter ended June 30, 2008 of $198.8 million compared with net income of $12.0 million for the same quarter in 2007. The loss per share was $13.36 for the second quarter of 2008 compared to diluted earnings per share of $0.80 for the second quarter of 2007. The net loss for the six months ended June 30, 2008 was $348.8 million compared to net income of $29.3 million for the same period in 2007. The loss per share was $23.45 for the first six months of 2008 compared to diluted earnings per share of $1.96 for the same period last year.

William T. Ratliff, III, President and CEO, said, “As I take on these new positions, Triad and the entire mortgage industry are facing significant challenges. During the past quarter, our company was not able to complete the proposed Lightyear transaction, and as result we stopped issuing new commitments for mortgage insurance coverage effective July 15, 2008 and are in the process of transitioning our business into run-off. Concurrent with the move to run-off, we announced staff reductions of approximately 45% of the workforce and are focusing our efforts on the efficient and effective servicing of the insured portfolio. Going forward, our primary focus will be effective loss mitigation. We will accomplish this by examining all aspects of the default management and claim process including servicer effectiveness, real estate acquisitions, and diligence in investigating potential fraud in recent policy years.”

Mr. Ratliff continued, “The size of our second quarter loss reflects the depth and breadth of the collapse of the real estate and mortgage markets. The continued growth in the number of defaults and foreclosures during the quarter required a significant increase in reserves. The distressed markets of California, Florida, Arizona and Nevada continue to be adversely impacted by declining home prices and reserves for defaults in these states and this comprised approximately 68% of the increase in reserves for the quarter.”

To understand and assess the future performance of Triad requires information about the risk in our insured portfolio and performance to date. We have updated the supplemental information for the 2008 second quarter results related to product differentiation, risk structures, additional portfolio characteristics and performance on our web site at www.triadguaranty.com. The supplemental information can be found under “Investors” and then under “Webcasts and Presentations” by the title “Supplemental Information – Second Quarter 2008”.

(Relevant Triad Guaranty Inc. financial and statistical information follows)

Triad Guaranty Inc.'s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer pursuing a voluntary run-off of its existing in-force book of business.  For more information, please visit the Company's web site at www.triadguaranty.com.

Diluted realized investment gains (losses) per share, net of taxes, is a non-GAAP financial measure. The Company believes this is relevant and useful information to investors because, except for losses on impaired securities, it shows the effect that the Company’s discretionary sale of investments had on earnings.

Certain of the statements contained in this release are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include estimates and assumptions related to economic, competitive, regulatory, operational and legislative developments. These forward-looking statements are subject to change, uncertainty and circumstances that are, in many instances, beyond our control and they have been made based upon our current expectations and beliefs concerning future developments and their potential effect on us. Actual developments and their results could differ materially from those expected by us, depending on the outcome of a number of factors, including our ability to transition our business into run-off, the possibility of general economic and business conditions that are different than anticipated, legislative, regulatory, and other similar developments, changes in interest rates, the housing market, the mortgage industry and the stock market, as well as the factors described under "Risk Factors" and under "Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995" in our Annual Report on Form 10-K for the year ended December 31, 2007 and in other reports and statements that we file with the Securities and Exchange Commission. Forward-looking statements are based upon our current expectations and beliefs concerning future events and we undertake no obligation to update or revise any forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made.

SOURCE: Triad Guaranty Inc.

CONTACT: Ken Jones, Senior Vice President and Chief Financial Officer, Triad Guaranty Inc., 336.723.1282 ext. 1105 or kjones@tgic.com

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Triad Guaranty Inc.
Consolidated Statement of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2008	2007	2008	2007
	(Dollars in thousands except per share amounts)			
Premiums written:				
Direct	$ 84,560	$83,153	$ 173,946	$161,561
Ceded	(15,480)	(12,988)	(31,475)	(25,689)
Net premiums written	**$ 69,080**	**$70,165**	**$ 142,471**	**$135,872**
Earned premiums	$ 69,864	$69,732	$ 141,929	$133,680
Net investment income	9,175	7,673	18,722	15,022
Net realized investment losses	(3,799)	(3,867)	(1,096)	(3,105)
Other income	2	2	4	4
Total revenues	75,242	73,540	159,559	145,601
Net losses and loss adjustment expenses	292,749	41,893	514,008	74,474
Net change in premium deficiency reserve	(15,000)	-	-	-
Interest expense on debt	696	694	2,172	1,387
Policy acquisition costs	-	4,670	39,416	9,293
Other operating expenses - net	27,238	10,716	41,344	21,047
(Loss) income before income taxes	(230,441)	15,567	(437,381)	39,400
Income taxes (benefit)	(31,630)	3,541	(88,556)	10,051
Net (loss) income	**$(198,811)**	**$12,026**	**$(348,825)**	**$ 29,349**
Basic (loss) earnings per share	**$ (13.36)**	**$ 0.81**	**$ (23.45)**	**$ 1.98**
Diluted (loss) earnings per share	**$ (13.36)**	**$ 0.80**	**$ (23.45)**	**$ 1.96**
Weighted average common and common stock equivalents outstanding (in thousands)				
Basic	14,879	14,835	14,874	14,824
Diluted	14,879	14,951	14,874	14,946

CERTAIN NON-GAAP FINANCIAL MEASURES:

Diluted earnings (losses) per share contribution from realized losses				
Net realized investment losses	$ (3,799)	$ (3,866)	$ (1,096)	$ (3,105)
Income tax benefit at 35%	(1,330)	(1,353)	(384)	(1,087)
After tax realized losses	$ (2,469)	$ (2,513)	$ (712)	$ (2,018)
Diluted weighted average shares outstanding (in thousands)	14,879	14,951	14,874	14,946
Diluted earnings (losses) per share contribution from realized losses	$ (0.16)	$ (0.17)	$ (0.05)	$ (0.14)

Triad Guaranty Inc.
Consolidated Balance Sheet

	(Unaudited) June 30, 2008	December 31, 2007	(Unaudited) June 30, 2007
	(Dollars in thousands except per share amounts		
Assets:			
Invested assets:			
Fixed maturities, available for sale, at market	$ 843,951	$ 725,631	$ 618,034
Equity securities, available for sale, at market	1,749	2,162	3,781
Short-term investments	23,322	56,746	52,384
	869,022	784,539	674,199
Cash and cash equivalents	19,669	124,811	26,711
Deferred policy acquisition costs	-	36,243	35,157
Prepaid federal income tax	63,184	116,008	170,076
Reinsurance recoverable	55,316	-	-
Other assets	56,607	71,252	54,134
Total assets	**$ 1,063,798**	**$ 1,132,853**	**$ 960,277**
Liabilities:			
Losses and loss adjustment expenses	$ 817,262	$ 359,939	$ 122,061
Premium deficiency reserve	-	-	-
Unearned premiums	18,360	17,793	15,461
Revolving line of credit	-	80,000	-
Deferred income tax	30,386	123,297	177,889
Long-term debt	34,527	34,519	34,514
Other liabilities	22,354	18,454	15,729
Total liabilities	**922,889**	**634,002**	**365,654**
Stockholders' equity:			
Retained earnings	26,793	375,618	482,426
Accumulated other comprehensive income	2,585	13,405	4,507
Other equity accounts	111,531	109,828	107,690
Total stockholders' equity	**140,909**	**498,851**	**594,623**
Total liabilities and stockholders' equity	**$ 1,063,798**	**$ 1,132,853**	**$ 960,277**
Stockholders' equity per share:	$ 9.32	$ 33.43	$ 39.85
Excluding unrealized investment gains	$ 9.15	$ 32.54	$ 36.88
Common shares outstanding	15,116,259	14,920,243	14,920,108